Exhibit 10.1
June 17, 2026

Mr. Daniel Krawczyk
[Personal Email Address Redacted]
[Personal Telephone Number Redacted]

Dear Dan:

I am pleased to confirm the terms and conditions of your employment with Rayonier Advanced Materials Inc. {"RYAM" or the "Company") as President and Chief Executive Officer reporting to the Company's Board of Directors {"Board"). Your position will be located in Jacksonville, Florida. Your start date will be June 22, 2026, subject to your satisfaction of the contingencies set forth below in this agreement.

Compensation/Bonus Program

Your starting base salary for this position will be payable in semi-monthly payments of $41,666.67, less applicable withholdings and deductions {annualized equivalent of $1,000,000), subject to annual review by the Committee in its sole discretion.

This offer includes participation in any Annual Cash Incentive Program as the Committee may establish under the Corporate Bonus Plan, with a target bonus of 100% of your base salary earned for the applicable year and a payout potential between O and 200% of target. Any payout earned under the Annual Cash Incentive Program for 2026 will be prorated based on the number of full calendar months and any fraction thereof that you are employed as the President and Chief Executive Officer during the applicable performance period. Please note that any payouts under the Annual Cash Incentive Program are based on achievement of certain performance criteria as determined by the Committee, are discretionary and are not guaranteed, and are otherwise subject to the terms and conditions of the program. To be eligible for a bonus, you must be employed by the Company at the time the bonus is paid.

Annual Equity

An important aspect of RYAM's pay-for-performance philosophy is the utilization of long-term incentive programs. As such, you will be eligible to receive long-term incentive awards in the discretion of the Committee, as of your first day of employment, with the grant date value of your equity grant for the 2026 Long-Term Incentive Program being $3,300,000 {the "2026 LTI Award"), with such awards to have the same terms, and conditions, and be based on the same per share valuation, that applied to the 2026 long-term incentive awards granted to the other named executive officers of RYAM on March 1, 2026 and to be granted in June 2026, including with respect to vesting.

For 2026, restricted stock units (RSUs) will be 30% of the award, performance share units (PSUs) will be 35% of the award, and performance cash units (PCUs) will be 35% of the award, with the performance criteria, vesting requirements and other terms to be consistent with those of the

RSUs, PSUs, and PCUs granted under the 2026 Long-Term Incentive Program to other recipients of 2026 long-term incentive awards.

The following components of the 2026 LTI Award will be granted as of your date of hire: (i) 104,540 RYAM shares in respect of time-based vesting restricted stock units ("RSUs"); (ii) 121,964 RYAM shares in respect of performance shares; and (iii) $1,155,000 in respect of a performance-based cash award.

The performance criteria along with the vesting requirements and other terms and conditions of the 2026 LTI Award will be the same as those applicable to the awards granted to other named executive officers under (and shall be governed by) the 2026 Long-Term Incentive Program. Time-based RSUs will be scheduled to cliff-vest on the third anniversary of the grant date (March 1, 2026) which is March 1, 2029, and performance shares and/or performance cash units will vest and be paid out following the completion of a three-year performance period as provided in the award document. All long-term incentive awards are subject to the terms of RYAM's 2023 Incentive Stock Plan and award agreements and documents evidencing such awards.

You will be eligible for future long-term incentive awards as determined by and pursuant to the terms established by the Committee.

Inducement Equity Grant

In addition to your annual equity award under the 2026 Long-Term Incentive Program referenced above, you will receive an inducement grant of Leveraged Performance Units ("LPUs") in the target amount of $1,750,000, effective as of the date of the filing of a Registration Statement on Form S-8 ("Form S-8") covering the shares of RYAM common stock, par value $0.01 per share ("Common Stock"), underlying the LPU grant (the "LPU grant date"). The target number of LPUs awarded will be determined based on the average of the closing market price of RYAM stock on the 20 trading days preceding the LPU grant date (the "grant date share price"). The actual number of LPUs earned will be based on share price growth from the "grant date share price" compared against the "measurement date share price" which will be determined based on the average of the closing market price of the Common Stock on the last 20 trading days of the three-year measurement period commencing on the LPU grant date and ending on the third anniversary thereof.

The following table reflects the payout range of these LPUs:

Performance Requirement	Stock Price Growth from Grant	% of LPU Target Earned
	Date Share Price to Measurement Date Share Price
Threshold	25%	50%
Target	50%	100%
Maximum	100%	250%

Results are interpolated between threshold and target, and target and maximum. Any result lower than 25% stock price growth will result in no payout. Earned LPUs are paid out in Common Stock on the third anniversary of the LPU grant date, or if later the Committee's certification of the number of LPUs earned (the ''Vesting Date"). The number of earned LPUs will be subject to a value cap of lSX the initial grant value. Vested shares will be delivered on or promptly following the Vesting Date, with delivery of such shares to occur no later than fifteen (15) calendar days following the Vesting Date. Net shares received upon vesting (after applicable tax withholding) will be subject to a one year holding requirement post-vesting under the circumstances set forth in the award agreement and any other documents evidencing such award.

Should you terminate employment with RYAM prior to the Vesting Date, such LPUs will be forfeited immediately upon such termination of employment, except as otherwise provided in the award agreement and any other documents evidencing the LPU award.

The Inducement Grant is intended to constitute an "employment inducement" award under New York Stock Exchange ("NYSE") Rule 303A.08. This agreement and the terms and conditions of the Inducement Grant shall be interpreted in a manner consistent with such exemption. The Inducement Grant will be subject to the terms and conditions set forth in the award agreement and any other documents evidencing such award. The Company will register the Inducement Grant on a Form S-8, subject to applicable securities laws and satisfaction of eligibility requirements.

Vacation

Based on and subject to the terms of RYAM's vacation policy, you will be eligible for five weeks of vacation based on your experience equivalent. The vacation year begins on January 1st of each year, and a copy of RYAM's Vacation Policy, HR 13.0 will be provided after you begin employment.

Sign-on Bonus

RYAM will provide you with a gross lump-sum sign-on bonus payment of $750,000. This sign-on bonus will be paid in three installments, subject to all required tax withholding requirements, as follows: one-third (1/3) will be paid at the end of your first full payroll period following your first day of employment; one-third (1/3) will be paid following the completion of six (6) months of employment; and the final one-third (1/3) will be paid following the completion of one (1) year of employment on your first anniversary date.

Should you voluntarily leave RYAM for any reason other than for Good Reason, or be terminated by RYAM for Cause, as such terms are defined in the CIC Severance Plan as currently in effect, within two years following your start date, the gross lump-sum amount of the sign-on bonus paid to you on or prior to the effective date of your termination must be repaid to the Company prior to your last day as a RYAM employee. For the avoidance of doubt, no repayment of any portion of the sign-on bonus shall be required in the event your employment is terminated by the Company without Cause or if you resign for Good Reason.

In the event of a Change in Control (as defined in the CIC Severance Plan) any then unpaid installments shall become fully vested and shall be paid in a lump sum immediately prior to the closing of such Change in Control, subject to applicable tax withholding requirements.

Relocation

RYAM will provide you with a relocation package in the event that you relocate your primary residence to the Jacksonville area, which will include a lump-sum payment of three months' base pay (grossed up for taxes) to cover relocation expenses such as temporary living, closing costs on a new home, settling-in expenses and return visits home.

RYAM will pay (i) the closing costs on the sale of your principal residence limited to a purchase price of up to $4,000,000 and (ii) for the movement of household goods associated with your relocation. Such expenses in sections i and ii should be consistent with the relocation benefits for employees shown in RYAM Relocation Practice HRP 7.0. These expenses are subject to review and approval by RYAM.

RYAM has engaged the services of Sterling Lexicon to coordinate your relocation needs, including the movement of household goods. When you are ready to relocate, a Sterling Lexicon representative will contact you. Sterling Lexicon will provide specific instructions regarding your relocation. Please do not list your home or schedule any other relocation services. Failure to follow Sterling Lexicons' instructions may result in additional costs to you that will not be reimbursed by RYAM.

Your eligibility for the relocation benefits described herein shall remain available at your election and shall not expire solely because you elect not to relocate immediately following your date of hire. The relocation benefits provided under this offer letter may be utilized at any time within twelve (12) months following your start date, subject to compliance with applicable relocation program requirements.

Should you voluntarily leave RYAM other than for Good Reason, or be terminated by RYAM for Cause, as defined in the CIC Severance Plan as currently in effect, within two years of the later of (i) your date of hire or (ii) the payment date of final relocation expenses by RYAM or the Company's representative, Sterling Lexicon, where "payment date of final relocation expenses" is defined as the final payment of either (a) the fees associated with home sale or new home purchase, establishment of new permanent residence and/or delivery of all final items from storage or (b) payment of miscellaneous expenses in excess of $5,000, all relocation expenses must be repaid to the Company prior to your last day as a RYAM employee. For the avoidance of doubt, no repayment of relocation benefits shall be required in the event your employment is terminated by RYAM without Cause or you resign for Good Reason.

In the event of a Change in Control (as defined in the CIC Severance Plan) prior to your receipt of all relocation benefits described herein, any unpaid relocation benefits or reimbursements shall become fully vested and payable immediately prior to, or upon, the consummation of such Change in Control, subject to applicable tax withholding and any required substantiation of reimbursable expenses.

Once you have initiated the relocation process through Sterling Lexicon or otherwise incurred approved relocation expenses, RYAM shall not terminate, withdraw, or materially reduce the relocation benefits described herein, except with your written consent or as part of a change that applies generally to similarly situated senior executives.

All relocation benefits, with the exception of the lump-sum payment amount, will be subject to the terms and conditions of the Company's relocation policy; provided, however, that in the event of any conflict between the terms of this offer letter and the relocation policy, the terms of this offer letter shall control.

Benefits Programs

RYAM provides a comprehensive and competitive benefits package designed to help employees plan for their future. Information on these programs is enclosed in the offer packet. As a RYAM salaried employee, you will be eligible to participate in the various plans and policies comprising the RYAM Benefits Program, including the Non-CIC Severance Plan (a copy of which is included in your offer packet), upon your date of hire, subject to all plan and policy terms, conditions and eligibility requirements.

In addition to the standard non-change in control severance plan, you will participate in the CIC Severance Plan (a copy of which is included in your offer packet) as a Tier I executive upon your date of hire, subject to all plan and policy terms, conditions and eligibility requirements. Notwithstanding the foregoing, any amendment, modification, or termination of the Non-Change in Control Severance Plan that reduces or eliminates benefits applicable to you shall only be effective if such change applies generally to similarly situated senior executives participating in the plan and is not implemented solely to reduce or eliminate your individual benefits under the plan.

You will also be eligible to participate in the executive perquisites program as may be in effect from time to time, that currently provides for an age-based executive medical program which is currently through the Mayo Clinic, as well as a financial planning reimbursement program of up to $25,000 per year for eligible expenses, subject to any required tax withholding requirements. Your participation in these programs will start as soon as administratively practicable following your first day of employment.

All employee benefit plans remain subject to amendment or termination. An employee services specialist will review the benefit plans in detail with you upon your start date.

Intellectual Property Statement

Just as RYAM's intellectual property is important to the Company, we respect the intellectual property rights of other companies and individuals, including those you previously worked for or are working for prior to your joining RYAM. Thus, while we extend this job offer to you based on our understanding of your prior work experience, job knowledge, abilities and expertise, you are not expected and, in fact, you are not permitted to bring any intellectual property of any prior employer with you to use in your position with RYAM. If you have any questions about this requirement, please contact me for further clarification.

Contingencies

Please be aware that this offer is contingent upon several conditions. The first is your successful completion of both a pre-placement drug screen and a background check. (RYAM acknowledges that these two contingencies have been satisfied as of the date of this offer letter).The second is your execution of the enclosed Covenant Against Disclosure and Assignment of Rights to Intellectual Property and Supplemental Terms Agreement, which is related to limiting your conduct that is detrimental to RYAM's interests, including provisions related to non-competition. The consideration for the limits placed upon you are the terms provided in this offer, including the Inducement Grant. You will be asked to renew the Supplemental Terms Agreement with each subsequent equity grant that you receive.

Please return the original signed Covenant Against Disclosure and Assignment of Rights to Intellectual Property and Supplemental Terms Agreement to Rayonier Advanced Materials Inc., Attn: Lise Gingras, 1301 Riverplace Blvd, Suite 2300, Jacksonville, FL 32207.

As required by federal law, this offer is contingent on your ability to document your authorization to work in the United States. Most people meet this requirement the first day of work by presenting a U.S. passport or a Social Security card and a form of identification that includes a picture, generally a driver's license. We ask that you bring the necessary documentation for completion of the 1-9 form on your first day of employment.

Clawback

Amounts payable to you pursuant to this agreement and the referenced programs and plans shall be subject to any clawback or recoupment policy of the Company as may be in effect from time to time or any other clawback or recoupment agreement or arrangement applicable to you.

Absence of Conflicts; Competition with Prior Employer

This offer is contingent on the fact that there is nothing outstanding, including any non-disclosure or non-competition agreement with, or any obligations to, any former employer or other party which would prevent or restrict in any way your ability to perform your job responsibilities. You represent that your performance of your duties under this agreement will not breach any other agreement to which you are a party. You agree that you have disclosed to the Company all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest. You are not to bring with you to the Company or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

Arbitration

To the fullest extent permitted by law, any dispute or controversy arising under or in connection with this Agreement or otherwise arising between you and the Company, that cannot be mutually resolved by the parties, shall be settled exclusively by arbitration in Jacksonville, Florida. Such arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (the "AAA") before one arbitrator, who shall be selected jointly by the parties, or if the parties cannot agree on the selection of the arbitrator, shall be selected pursuant to the rules of the AAA. All costs of arbitration, including each party's reasonable attorneys' fees and costs, shall be borne by the unsuccessful party or, at the discretion of the arbitrator, shall be prorated between the parties in such proportions as the arbitrator determines to be equitable and shall be awarded as part of the arbitrator's award. Nothing herein shall prohibit the Company from seeking injunctive or equitable relief from the state or federal courts of Florida, in an effort to prevent an actual or threatened breach of this Agreement, including the attached Covenant Against Disclosure and Assignment of Rights to Intellectual Property, or in an effort to obtain specific performance of the terms and conditions of this Agreement or the Covenant Against Disclosure and Assignment of Rights to Intellectual Property, and Supplemental Terms Agreement. With respect to any such legal action, the parties agree to be subject to personal jurisdiction in the state and federal courts located in the State of Florida. This Paragraph shall be governed by and interpreted in accordance with the Federal Arbitration Act ("FAA").

Miscellaneous

Employment at Will. Please note that this is an offer of employment without a specific term or time period of employment, as RYAM is an "at will" employer. This means that neither you nor the Company is bound to continue the relationship if either chooses, and employment may be terminated at any time with or without cause or notice by the employee or the Company.

Amendment; Waiver. This agreement may not be modified or amended except in writing signed by the parties. No term or condition of this agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future.

Assignment. The Company may assign this Agreement to any successor to all or a portion of the business and/or assets of the Company, provided, that in the event of such an assignment, the Company will require such successor to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Governing Law. This Agreement will be governed by the laws of the State of Florida without reference to conflict of law provisions.

Code Section 409A. Although the Company does not guarantee to you any particular tax treatment relating to the payments and benefits under this agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), and this agreement will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

Entire Agreement; Severability. You acknowledge and agree that this agreement constitutes the entire agreement and understanding between the Company and you with respect to the subject matter of this agreement, and supersedes any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto. In the event that any provision of this agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this agreement shall continue in full force and effect without said provision.

Your official acceptance of this offer letter can be communicated by signing below.

We believe you will find this opportunity both challenging and rewarding and are confident you will be an asset to our organization. I look forward to hearing of your acceptance.

Very Truly Yours,

Lise Gingras
Vice President, Human Resources
[Personal Telephone Number Redacted]

Cc: Spencer Stuart
Julie Dill

______________________________________________________________________

I accept the terms and conditions as outlined in this offer letter, including the obligations to repay the relocation expenses and the sign-on bonus should I voluntarily leave Rayonier Advanced Materials employment before the deadlines defined above.

/s/Krawczyk, Daniel M.
Daniel Krawczyk

June 17, 2026
Date Signed